Exhibit 10.2

SUMMIT SEMICONDUCTOR, INC.

2018 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement” or the “Agreement”) is made effective as of this 31 day of January 2018, by and between Summit Semiconductor, Inc., a Delaware corporation (the “Company”), and ___________ (“Participant”).

The Company, pursuant to its 2018 Long-Term Stock Incentive Plan (the “Plan”), hereby grants the following stock award to Participant, which award shall have the terms and conditions set forth in this Agreement:

1.	Award

The Company, effective as of the date of this Agreement, hereby grants to Participant a restricted stock award of ______ shares (the “Shares” also referred to as the “Award”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein. The Award will be paid to the Participant at the times and in the amounts set forth in Section 2.

2.	Payment of Shares

(a) The Shares granted hereunder will be paid on the dates and amounts set forth in the following table:

Date	Percent of Shares to be Issued
September 1, 2018	33.3%
March 1, 2019	33.3%
September 1, 2019	33.3%

(b) Notwithstanding Section 2(a), in the event that Participant voluntarily resigns his service on the Company’s board of directors, prior to the date when all Shares have been issued to the Participant, any Shares unissued at the time of the Participant’s resignation shall be delayed and paid six months after date(s) shown above.

(c) Notwithstanding Sections 2(a) and (b), if there is a Change of Control (as defined herein), all remaining unissued Shares shall be issued to the Participant upon the Change of Control. A “Change of Control” of the Company shall mean: the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding Common Shares the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (x) a Company-sponsored recapitalization that is approved by the individuals who, as of the date of this Agreement, constitute the Company’s Board (the “Incumbent Board”); (y) a capital raise initiated by the Company where a majority of the Incumbent Board remains until the next annual shareholders’ meeting after the closing date of the raise; and (z) an acquisition of another company or asset(s) initiated by the Company and where the Company’s shareholders immediately after the transaction own at least 51% of the equity of the combined concern

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3.	Termination of Carve-Out Plan

Participant acknowledges that he/she was entitled to participate in the Company’s Payout Agreement (the “Carve-Out Plan”). Participant acknowledges that the Carve-Out Plan was terminated by the Company’s Board of Directors on January 30, 2018. By acceptance of this Award Agreement and that Shares granted hereunder, Participant acknowledges, agrees and relinquishes any and all rights under the Carve-Out Plan.

4.	Restriction on Transfer

Until the Shares are issued pursuant to Section 2 hereof, none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.

5.	Issuance and Custody of Certificate

After any Shares are issued pursuant to Section 2 hereof, the Company shall promptly cause to be issued a certificate or certificates evidencing such vested Shares, and shall cause such certificate or certificates to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs.

6.	Distributions and Adjustments

If all or any portion of the Shares are to be issued subsequent to any change in the number or character of Shares of Common Stock (through stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Shares of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares the Compensation Committee of the Board of Directors (the “Committee”), in its sole discretion, may make such adjustment as it determines to be appropriate in order to prevent dilution or enlargement of the interest represented by the Shares). In the event of such adjustment, Participant shall then receive upon such issuance the number and type of securities or other consideration which he would have received if the Shares had been issued prior to the event changing the number or character of outstanding Shares of Common Stock.

7.	Taxes

Participant acknowledges and agrees that the ultimate liability for all tax-related payments legally due by Participant is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that each of the Company and the Employer (a) makes no representations or undertakings regarding the treatment of any tax-related items in connection with any aspect of the Shares, the subsequent sale of Shares acquired under the Plan, and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s tax liability or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of the Award and the date of any relevant taxable event, Participant acknowledges that the Company may be required to withhold or account for taxes in more than one jurisdiction, whether state, federal, or international.

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(a)	Notwithstanding any contrary provisions of this Agreement, no Shares or will be issued to Participant (or Participant’s estate or beneficiary) unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by Participant with respect to the payment of any taxes or tax-related items which the Company determines must be withheld with respect to such Shares. The Committee, in its sole and absolute discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax liability(ies), in whole or in part (without limitation), by: (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount required to be withheld, (iii) delivering to the Company already vested and owned Shares having a fair market value equal to the amount required to be withheld; provided that such Shares have been held for at least the minimum period of time that would allow the Company to avoid adverse accounting consequences and satisfy all applicable securities laws, or (iv) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole and absolute discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company, in its sole and absolute discretion, the Company will have the right (but not the obligation) to satisfy any tax liability of the Participant by (X) reducing the number of Shares otherwise deliverable to Participant, (Y) withholding from Participant’s wages or other cash compensation payable to Participant by the Company, or (Z) grossing up the grant to so provide for the collection of such taxes. If Participant fails to make satisfactory arrangements for the payment of any required tax-related items hereunder at the time any applicable Shares otherwise are scheduled to be issued pursuant to Section 2, Participant will permanently forfeit such Shares, and the Shares will be returned to the Company at no cost to the Company.

(b)	It is intended that this Award satisfy the requirements of Section 409A of the Code, and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code.

7.	Miscellaneous

(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. Participant hereby acknowledges receipt of a copy of the Plan. The Plan is also available for inspection during business hours at the principal office of the Company.

(b)	This Agreement shall not confer on Participant any right with respect to continuance of service of or employment by the Company or any of its subsidiaries.

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(c)	This Award is governed by and subject to the terms and conditions of the Plan, which contains important provisions of this Award and form a part of this Agreement. Copies of the Plan are being provided to or have been provided to Participant, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Participant’s rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws and foreign laws.

(d)	This Agreement may be executed via electronic mail in a commonly readable format such as pdf and in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same Agreement.

(e)	This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without regard for conflicts of laws principles thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

SUMMIT SEMICONDUCTOR, INC.

By:

Its:	Chief Financial Officer

PARTICIPANT:

By: [_________________]

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